Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, par value $0.001 per share, of OptimizeRx Corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  March 6, 2017

WOLVERINE ASSET MANAGEMENT, LLC

By:	/s/ Niraj M. Patel
	Name:	Niraj M. Patel
	Title:	Chief Legal Officer

WOLVERINE HOLDINGS, L.P.

By:	/s/ Christopher L. Gust
	Name:	Christopher L. Gust
	Title:	Managing Director

WOLVERINE TRADING PARTNERS, INC.

By:	/s/ Christopher L. Gust
	Name:	Christopher L. Gust
	Title:	Authorized signatory

By:	/s/ Christopher L. Gust
	Name:	Christopher L. Gust

By:	/s/ Robert R. Bellick
	Name:	Robert R. Bellick